Cassidy & Associates
                           1504 R Street NW
                         Washington DC 20009
                             202/387-5400


                             May 26, 1999

Richard K. Wulff
Office of Small Business Policy
Division of Corporation Finance
Mail Stop 4-9
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:       Amendment #1 to Warwick Acquisition Corporation;
               Registration on Form 10-SB; File No. 0-25419

Dear Mr. Wulff:

     Enclosed is a copy of Amendment No. 1 to the Registration Statement on Form 10-SB (the "Registration Statement") of Warwick Acquisition Corporation (the "Company"). This is a copy of the filing submitted electronically pursuant to Regulation S-T.

     We have simultaneously delivered courtesy copies of this transmittal letter and marked copies of the Registration Statement to Michael Coco and Donald Wiland under separate cover.

     The following responses address the comments of the reviewing staff of the Commission as set forth in a comment letter dated April 15, 1999 (the "Comment Letter"). The comments in the Comment Letter are sequentially numbered and the answers set forth herein refer to each of the comments by number and by citing the location of each response thereto in the Registration Statement. A copy of the Comment Letter, has been attached to the delivered courtesy copies.

     The page numbers referenced in this letter relate to the information set forth in the hard copy version marked to show changes of the Registration Statement as delivered by courtesy copy and may not directly correspond to the unmarked or Edgar versions thereof.

     Capitalized terms used but not otherwise defined herein have the meanings attributed to them in the Registration Statement.

General

1. Pierce Mill Associates, Inc. has no expectation of repayment for any funds advanced and the disclosure has been revised on page 10 of the registration statement.

2. The requested disclosure has been added on page 10 of the registration statement.

Previous and Current Blank Check Companies

3. The requested disclosure has been added beginning on page 12 of the registration statement.

4. The requested disclosure has been added on page 11 and 13 of the registration statement.

                              Sincerely,



                              Lee W. Cassidy